UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 31, 2005
GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California	95670

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
916-355-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Effective August 31, 2005, GenCorp Inc. (“GenCorp”) and the lenders (the “Lenders”) party to GenCorp’s senior credit facility dated December 6, 2004 (as amended, the “Credit Agreement”), entered into the First Amendment to Credit Agreement and Waiver (the “First Amendment”). Pursuant to the terms of the First Amendment, the Credit Agreement was amended to permit GenCorp to provide certain seller financing in connection with the sale of the Aerojet Fine Chemicals (“AFC”) business, previously announced by GenCorp on July 13, 2005, in an amount not to exceed the lesser of (i) $30,000,000 and (ii) 25% of the total consideration for the sale of the AFC business. In addition, pursuant to the terms of First Amendment, the Lenders waived compliance by GenCorp with the Fixed Charge Coverage Ratio set forth in the Credit Agreement for the period calculated as of August 31, 2005.
Each of Wachovia Bank, National Association; The Bank of New York, an affiliate of The Bank of New York Trust Company, N.A.; and JPMorgan Chase Bank, is a Lender. Each of Wachovia Capital Markets, LLC, an affiliate of Wachovia Bank; BNY Capital Markets, Inc., an affiliate of The Bank of New York Trust Company, N.A.; and J.P. Morgan Securities Inc., an affiliate of JPMorgan Chase Bank was an underwriter of the public offering of 8,625,000 shares of GenCorp’s common stock which closed on November 23, 2004. The Bank of New York or affiliates thereof are also the trustees under the indentures governing GenCorp’s 4% contingent convertible subordinated notes due 2024, 5 3/4% convertible subordinated notes due 2007 and 9 1/2% senior subordinated notes due 2013. Some of the Lenders or their respective affiliates from time to time have provided in the past, and may provide in the future, investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business.
Item 9.01. Financial Statements and Exhibits
(c)	Exhibits
10.1	First Amendment to Credit Agreement and Waiver

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.

By:	/s/ Mark A. Whitney

Name:	Mark A. Whitney
Title:	Vice President, Law;
Deputy General Counsel
and Assistant Secretary
Dated: September 7, 2005

Exhibit Index

Exhibit
No.	Description
10.1	First Amendment to Credit Agreement and Waiver